Exhibit  21.1     Subsidiaries

Citation Land, L.L.C. , a Texas limited liability company, 100% owned. Broadstreets Cabaret, Inc. a Texas corporation, 100% owned.
XTC  Cabaret,  Inc.,  a  Texas  corporation,  100%  owned.
Lucky's  of  Bourbon  Street,  Inc.,  a  Louisiana  corporation,  100%  owned.

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